Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2017 Results

Active management model generates continued improvement in financial results

STAMFORD, CT, November 2, 2017 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (the “Company” or “Eagle Bulk”), one of the world’s largest owner-operators in the Supramax / Ultramax segment, today reported financial results for the three and nine months ended September 30, 2017.

Highlights for the Quarter:

•	Net loss of $10.3 million, or $0.15 per share, compared to a net loss of $19.4 million or $0.65 per share, for the comparable quarter in 2016.
•Net revenue of $62.7 million, a 75% increase compared to the same period in 2016.

•	Adjusted EBITDA(1) of $8.4 million, compared to a negative adjusted EBITDA of $3.4 million for the comparable quarter in 2016.
•Continued fleet growth and optimization strategy
◦Completed the acquisition of the Greenship bulk fleet - took delivery of the last three Ultramaxes during the quarter.
◦Entered into memorandum of agreement to sell the MV Avocet for net proceeds of $9.6 million.

▪	Achieved fleet utilization rate of 99.6% through active fleet management and augmented operating performance with 1,046 chartered-in days, a 165% increase compared to the same period in 2016.

•	Achieved a TCE (2) of $8,660 for the quarter, and 64% of the fourth quarter days are contracted thus far, at a TCE of $10,176 per day.

Gary Vogel, Eagle Bulk's CEO, commented, "We are pleased to report that our strategic shift to Active Management is yielding results with Eagle outperforming the rising market for three consecutive quarters now, leading to positive (operating) cash flow for the first time in more than three years.  As we continue to optimize and grow our operating fleet, I believe we will be in an even better position to deliver above-market TCE rates and returns to our shareholders.  Looking ahead, we remain optimistic on the prospects of a continued recovery in the drybulk market.  And, as of today, for the fourth quarter we have 64% of our vessels days fixed at an average TCE rate of $10,176 per day."

 Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Ownership Days	4,346	3,760	11,910	11,688
Chartered in Days	1,046	394	2,304	745
Available Days	5,223	4,094	13,872	12,292
Operating Days	5,201	4,048	13,804	12,142
Fleet Utilization (%)	99.6%	98.9%	99.5%	98.8%

Fleet Development

Took delivery of last three vessels acquired from Greenship Bulk;

•MV Rowayton Eagle (63k DWT / 2013-built)
•MV Madison Eagle (63k DWT / 2013-built)
•MV Westport Eagle (63k DWT / 2015-built)
Vessel sales
•Entered into memorandum of agreement to sell the MV Avocet (53k DWT / 2010-built) for net proceeds of $9.6 million. The vessel is expected to be delivered to the buyers in the first quarter of 2018.

1 Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and table of net loss to EBITDA and Adjusted EBITDA later in this release for more information on non-GAAP financial measures.
2 TCE is a non-GAAP financial measure. See the reconciliation and the table of revenues to TCE later in this release for more information on non-GAAP measures.            1

Results of Operations for the three and nine months ended September 30, 2017 and 2016

For the three months ended September 30, 2017, the Company reported a net loss of $10.3 million, or $0.15 per share, based on a weighted average of 70,329,252 diluted shares outstanding. In the comparable quarter of 2016, the Company reported a net loss of $19.4 million, or $0.65 per share, based on a weighted average of 29,607,639 diluted shares outstanding.

For the nine months ended September 30, 2017, the Company reported a net loss of $27.2 million, or $0.40 per share, based on a weighted average of 68,782,517 diluted shares outstanding. For the nine months ended September 30, 2016, the Company reported a net loss of $81.1 million, or $7.17 per share, based on a weighted average of 11,318,249 diluted shares outstanding. The net loss, excluding vessel impairment and refinancing charges, for the nine months ended September 30, 2016 was $69.1 million, or $6.10 per share.

Net time and voyage charter revenues

Net time and voyage charter revenues in the quarter ended September 30, 2017 were $62.7 million compared with $35.8 million recorded in the comparable quarter in 2016. The increase in revenue was attributable to the improving dry bulk market resulting in higher charter rates and greater number of freight voyages performed as well as an increase in available days due to an increase in owned fleet and chartered in vessels. Our fleet utilization increased from 98.9% to 99.6% for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016, due to better vessel performance and lower off hire days.

Net time and voyage charter revenues during the nine months ended September 30, 2017 and 2016 were $162.2 million and $82.7 million, respectively. The increase in revenue was attributable to a higher number of freight voyages performed and higher time charter rates as well as an increase in the available days due to an increase in our owned fleet as well as chartered in vessels. Our fleet utilization increased from 98.8% to 99.5% for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016.

Voyage expenses

Voyage expenses for the three months ended September 30, 2017 were $17.5 million compared to $11.2 million in the comparable quarter in 2016. The increase was mainly attributable to an increase in the number of freight voyages in the current quarter compared to the comparable quarter in the prior year as well as increased bunker prices year over year.

Voyage expenses for the nine months ended September 30, 2017 and 2016 were $44.2 million and $27.9 million, respectively. The increase in voyage expenses was mainly attributable to an increase in the number of freight voyages performed in the current year compared to the prior year as well as increased bunker prices year over year.

Vessel expenses

Vessel expenses for the three months ended September 30, 2017 were $20.1 million compared to $17.7 million in the comparable quarter in 2016. The increase in vessel expenses is attributable to the increase in the owned fleet after the acquisition of eleven Ultramax vessels including the Greenship Vessels which was partially offset by vessel sales in the years 2016 and 2017. The ownership days for the three-month periods ended September 30, 2017 and September 30, 2016 were 4,346 and 3,760, respectively.

Average daily vessel operating expenses for our fleet for the three-month periods ended September 30, 2017 and September 30, 2016 were $4,627 and $4,710, respectively.

Vessel expenses for the nine months ended September 30, 2017 and September 30, 2016 were $57.4 million and $56.8 million, respectively. The increase in vessel expenses is attributable to an increase in ownership days by the acquisition of ten Ultramax vessels in the current year and one Ultramax vessel in the fourth quarter of 2016, offset by vessel sales. The ownership days for the nine months ended September 30, 2017 were 11,910 compared to 11,688 in the comparable period in the prior year.

Average daily vessel operating expenses for our fleet for the nine-month periods ended September 30, 2017 and September 30, 2016 were $4,817 and $4,858, respectively.

Charter hire expenses

Charter hire expenses for the three months ended September 30, 2017 were $9.7 million compared to $3.8 million in the comparable quarter in 2016. The increase in charter hire expense was principally due to an increase in the number of chartered in vessels as we expand on our owner-operator platform. The total chartered in days for the three months ended September 30, 2017 were 1,046 compared to 394 for the comparable quarter in the prior year.

Charter hire expenses for the nine months ended September 30, 2017 were $20.0 million compared to $7.0 million in the comparable period in the prior year. The increase in charter hire expenses is mainly due to an increase in chartered in vessels. The total chartered in days for the nine months ended September 30, 2017 were 2,304 compared to 745 in the prior year comparable period.

Depreciation and amortization

Depreciation and amortization expense for the three months ended September 30, 2017 and 2016 was $9.0 million and $9.9 million, respectively. Total depreciation and amortization expense for the three months ended September 30, 2017 includes $7.9 million of vessel and other fixed asset depreciation and $1.0 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended September 30, 2016 were $8.9 million of vessel and other fixed asset depreciation and $0.9 million of amortization of deferred drydocking costs.The decrease in depreciation expense is attributable to the sale of five vessels during 2016 and 2017 and lower book value of vessels subsequent to the impairment charges aggregating $129.0 million recorded in the first and fourth quarters of 2016 offset by the purchase of eleven Ultramax vessels in the fourth quarter of 2016 and 2017.The amortization of drydock expense remained flat in the current quarter compared to comparable quarter in the prior year.

Depreciation and amortization expense for the nine months ended September 30, 2017 and 2016 was $24.5 million and $28.9 million, respectively. Total depreciation and amortization expense for the nine months ended September 30, 2017 includes $21.4 million of vessel and other fixed assets depreciation and $3.1 million relating to the amortization of deferred drydocking costs. Comparable amounts for the nine months ended September 30, 2016 were $26.6 million of vessel and other fixed asset depreciation and $2.3 million of amortization of deferred drydocking costs. The decrease in depreciation expense is attributable to the sale of seven vessels during 2016 and 2017 and lower book value of vessels subsequent to the impairment charges amounting to $129.0 million, which were recorded in the first and fourth quarters of 2016, partially offset by the purchase of eleven new Ultramax vessels in the fourth quarter of 2016 and 2017.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2017 and 2016 were $8.6 million and $5.2 million, respectively. These general and administrative expenses include a stock-based compensation component of $2.5 million and a credit of $0.7 million for 2017 and 2016, respectively. The increase in general and administrative expenses was mainly attributable to increases in compensation expense, and stock-based compensation expense. The general and administrative expenses for the three-month period ended September 30, 2016 included the reversal of approximately $1.4 million of stock-based compensation expense relating to the forfeited stock awards granted to the former Chief Financial Officer. The increases are reflective of the expansion of our owner-operator platform and the opening of Eagle Bulk Europe GmbH in the third quarter of 2016.

General and administrative expenses for the nine months ended September 30, 2017 and 2016 were $25.0 million and $15.4 million, respectively. These general and administrative expenses include a stock-based compensation component of $7.0 million and $0.9 million for 2017 and 2016, respectively. The increase in general and administrative expenses was primarily due to an increase in compensation expense, advisers' fees and stock-based compensation expense. As discussed above, the general and administrative expenses for the nine month period ended September 30, 2016 included the reversal of approximately $1.4 million of stock-based compensation expense relating to the forfeited stock awards granted to the former Chief Financial Officer.

Interest expense and refinancing charges

Interest expense for the three months ended September 30, 2017 and 2016 was $7.8 million and $7.4 million, respectively. The increase in interest expense is primarily due to interest expense on the Ultraco Debt Facility,

Interest expense for the nine months ended September 30, 2017 and 2016 was $21.1 million and $15.2 million, respectively. The increase in interest expense is primarily due to the payment-in-kind interest on our Second Lien Facility and higher amortization of deferred financing costs and debt discount. The interest expense for the nine-month period ending September 30, 2016 included only six months of payment-in-kind interest expense and amortization of deferred financing costs because the Second Lien Facility was closed on March 30, 2016.

Refinancing charges

Refinancing charges for the nine months ended September 30, 2017 and 2016 were none and $5.9 million, respectively. These costs primarily relate to the professional fees incurred in connection with the refinancing transaction, which was closed on March 30, 2016.

Liquidity and Capital Resources

Net cash provided by operating activities during the nine months ended September 30, 2017 was $1.5 million compared to net cash used in operating activities during the nine-month period ended September 30, 2016 was $40.1 million. The cash flows from operating activities improved over the prior year primarily due to an increase in charter hire rates because of an improvement in the dry bulk market, partially offset by the higher working capital requirement due to the change in the Company's business strategy to become an active owner-operator as well as due to an increase in the Company's owned fleet.

Net cash used in investing activities during the nine months ended September 30, 2017 was $155.8 million compared with net cash provided by investing activities of $12.4 million during the corresponding nine months ended September 30, 2016. The increase in cash used by investing activities relates to the purchase of ten Ultramax vessels for $174 million partially offset by proceeds from sale of vessels of $18.4 million.

Net cash provided by financing activities during the nine months ended September 30, 2017 was $142.1 million compared with $101.4 million during the nine months ended September 30, 2016. The Company received net proceeds of $96.0 million in the December Private Placement, which closed on January 20, 2017 and repaid $9,200,000 of its term loan under the First Lien Facility from the proceeds of the sale of the vessels Redwing, Sparrow and Woodstar. Additionally, the Company also repaid $5,000,000 of the revolving credit facility under the First Lien Facility from cash generated from operations during the third quarter of 2017. The Company received $40.0 million from the Ultraco Debt Facility in the second quarter of 2017 and an additional $21.2 million in the third quarter of 2017 and paid $0.9 million of financing costs. In the first quarter of 2016, the Company received proceeds of $60.0 million from the Second Lien Facility and repaid $15.6 million of its term loan and $30.2 million of its revolver loan under the Exit Financing Facility as part of the debt restructuring transaction, which closed on March 30, 2016. The Company paid $2.9 million as deferred financing costs relating to the restructuring transaction. The Company also received net proceeds of $85.7 million from the private placement of common stock in the third quarter of 2016.

As of September 30, 2017, our cash and cash equivalents balance was $64.3 million, compared to a cash and cash equivalents balance of $76.5 million as of December 31, 2016.

As of September 30, 2017, our total availability in the revolving credit facility under the First Lien Facility was $30.0 million.

As of September 30, 2017, the Company’s debt consisted of $194.9 million in term loans, net of $3.5 million of debt discount and deferred financing costs, the Second Lien Facility of $75.1 million, net of $12.5 million of debt discount and deferred financing costs and the Ultraco Debt Facility of $61.2 million, net of $1.4 million of debt discount and deferred financing costs.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. The Company anticipates that vessels are to be drydocked every five years for vessels younger than 15 years and every two and a half years for vessels older than 15 years. Accordingly, these expenses are deferred and amortized over that period until the next anticipated drydocking. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. For the nine months ended September 30, 2017, three of our vessels were drydocked and we incurred expenditures of $2.8 million. For the nine months ended September 30, 2016, eight of our vessels were drydocked, and we incurred expenditures of $3.7 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days (1)	Projected Costs (2)
December 31, 2017	—	—
March 31, 2018	44	$1.3 million
June 30, 2018	66	$1.9 million
September 30, 2018	88	$2.6 million
(1) Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues, net	$62,710,903	$35,788,181	$162,197,184	$82,656,903

Voyage expenses	17,462,699	11,207,959	44,195,710	27,902,155
Vessel expenses	20,110,123	17,707,959	57,374,444	56,783,181
Charter hire expenses	9,652,468	3,822,456	19,971,380	6,979,213
Depreciation and amortization	8,980,992	9,854,228	24,494,397	28,905,058
General and administrative expenses	8,620,938	5,223,782	24,989,738	15,429,844
Refinancing expenses	—	(4,625)	—	5,869,025
Loss / (gain) on sale of vessels	(202,487)	(299,350)	(2,100,386)	101,860
Vessel impairment	—	—	—	6,167,262
Total operating expenses	64,624,733	47,512,409	168,925,283	148,137,598
Operating loss	(1,913,830)	(11,724,228)	(6,728,099)	(65,480,695)

Interest expense	7,836,999	7,434,156	21,140,746	15,154,659
Interest income	(142,940)	(88,094)	(518,379)	(91,606)
Other (income) / expense	647,457	288,754	(138,206)	589,539
Total other expense, net	8,341,516	7,634,816	20,484,161	15,652,592
Net loss	$(10,255,346)	$(19,359,044)	$(27,212,260)	$(81,133,287)
Weighted average shares outstanding:
Basic	70,329,252	29,607,639	68,782,517	11,318,249
Diluted	70,329,252	29,607,639	68,782,517	11,318,249
Per share amounts:
Basic net loss	$(0.15)	$(0.65)	$(0.40)	$(7.17)
Diluted net loss	$(0.15)	$(0.65)	$(0.40)	$(7.17)

CONSOLIDATED BALANCE SHEET

	September 30, 2017	December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$64,323,168	$76,516,110
Accounts receivable	10,158,386	5,089,708
Prepaid expenses	2,121,327	3,093,962
Inventories	12,602,371	10,876,713
Vessels held for sale	16,915,287	8,688,601
Other current assets	1,376,331	22
Total current assets	107,496,870	104,265,116
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $92,052,541 and $76,463,743, respectively	697,713,444	567,592,950
Advances for vessels purchase	—	1,926,886
Other fixed assets, net of accumulated amortization of $457,748 and $307,880, respectively	664,476	632,805
Restricted cash	74,917	74,917
Deferred drydock costs, net	11,221,641	11,507,309
Other assets	1,077,386	381,634
Total noncurrent assets	710,751,864	582,116,501
Total assets	$818,248,734	$686,381,617
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$7,233,012	$7,135,156
Accrued interest	40,450	28,872
Other accrued liabilities	10,162,883	11,545,447
Fair value of derivatives	281,266	—
Fair value below contract value of time charters acquired	—	820,313
Unearned charter hire revenue	7,573,856	6,046,032
Total current liabilities	25,291,467	25,575,820
Noncurrent liabilities:
First Lien Facility, net of debt discount and debt issuance costs	191,433,141	204,352,318
Second Lien Facility, inclusive of payment-in-kind interest, net of debt discount and debt issuance costs	62,540,745	51,591,226
Ultraco Debt Facility, net of debt discount and debt issuance costs	59,784,675	—
Other liabilities	228,877	483,132
Fair value below contract value of time charters acquired	2,670,487	3,896,482
Total noncurrent liabilities	316,657,925	260,323,158
Total liabilities	341,949,392	285,898,978
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of September 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 70,330,144 and 48,106,827 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	703,302	481,069
Additional paid-in capital	886,176,428	783,369,698
Accumulated deficit	(410,580,388)	(383,368,128)
Total stockholders’ equity	476,299,342	400,482,639
Total liabilities and stockholders’ equity	$818,248,734	$686,381,617

CONSOLIDATED CASH FLOWS

	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net loss	$(27,212,260)	$(81,133,287)
Adjustments to reconcile net loss to net cash provided /(used in) operating activities:
Depreciation	21,436,051	26,573,461
Amortization of deferred drydocking costs	3,058,346	2,331,597
Amortization of debt issuance costs	4,558,145	3,092,193
Amortization of fair value below contract value of time charter acquired	(546,308)	(456,175)
Payment-in-kind interest on debt	7,749,872	4,782,863
Fees paid on termination of time charter agreement	(1,500,000)	—
Net unrealized loss on fair value of derivative instruments	126,651	15,150
Impairment of Vessels	—	6,167,262
Stock-based compensation expense	6,998,960	933,550
Drydocking expenditures	(2,772,678)	(3,715,179)
(Gain) / loss on sale of vessels	(2,100,386)	101,860
Changes in operating assets and liabilities:
Accounts receivable	(5,068,678)	622,722
Other current and non-current assets	(1,917,446)	148,227
Prepaid expenses	972,635	594,856
Inventories	(1,725,658)	(1,421,413)
Accounts payable	97,856	(1,757,451)
Accrued interest	11,578	(401,232)
Other accrued liabilities and other non-current liabilities	(2,211,819)	160,755
Unearned revenue	1,527,824	3,267,481
Net cash provided by /(used in) operating activities	1,482,685	(40,092,760)
Cash flows from investing activities:
Vessel Improvements	(676,405)	(199,675)
Purchase of vessels	(173,327,881)	—
Proceeds from sale of vessels	18,400,000	13,001,000
Changes in restricted cash	—	66,244
Purchase of other fixed assets	(183,344)	(456,125)
Net cash (used in)/provided by investing activities	(155,787,630)	12,411,444
Cash flows from financing activities:
Proceeds from Second Lien Facility	—	60,000,000
Proceeds from Revolver Loan Facility under First Lien Facility	—	10,158,500
Repayment of Term Loan	(9,200,000)	(21,276,000)
Repayment of Revolver Loan	(5,000,000)	(30,158,500)
Proceeds from Ultraco Debt Facility	61,200,000	—
Proceeds from the common stock private placement, net of issuance costs	96,030,003	85,700,535
Cash used to settle net share equity awards	—	(2,938)
Financing costs paid to lender	(918,000)	(600,000)
Other financing costs	—	(2,467,647)
Net cash provided by financing activities	142,112,003	101,353,950
Net (decrease) /increase in cash and cash equivalents	(12,192,942)	73,672,634
Cash and cash equivalents at beginning of period	76,516,110	24,896,161
Cash and cash equivalents at end of period	$64,323,168	$98,568,795
SUPPLEMENTAL CASH INFORMATION

Cash paid during the year for interest	$8,821,178	$7,627,417
Non-cash deferred financing costs included in accrued liabilities	$575,000	$—

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA, Adjusted EBITDA. We define EBITDA as net income /(loss) under GAAP attributable to the Company adjusted for interest, taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain / loss on sale of vessels, refinancing expenses and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net loss to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net loss	$(10,255,346)	$(19,359,044)	$(27,212,260)	$(81,133,287)
Adjustments to reconcile net loss to EBITDA:
Interest expense	7,836,999	7,434,156	21,140,746	15,154,659
Interest Income	(142,940)	(88,094)	(518,379)	(91,606)
Income taxes	—	—	—	—
EBIT	(2,561,287)	(12,012,982)	(6,589,893)	(66,070,234)
Depreciation and amortization	8,980,992	9,854,228	24,494,397	28,905,058
EBITDA	6,419,705	(2,158,754)	17,904,504	(37,165,176)
Non-cash, one-time and other adjustments to EBITDA(1):	1,977,247	(1,239,425)	4,352,266	12,615,522
Adjusted EBITDA	$8,396,952	$(3,398,179)	$22,256,770	$(24,549,654)

(1)
One-time and other adjustments to EBITDA includes; vessel impairment, refinancing charges, stock-based compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

Reconciliation of net revenues to TCE

Time charter equivalent ( the "TCE") is a non-GAAP financial measure that is commonly used in shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and gains on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues, net	$62,710,903	$35,788,181	$162,197,184	$82,656,903
Less:
Voyage expenses	(17,462,699)	(11,207,959)	(44,195,710)	(27,902,155)
Charter hire expenses	(9,652,468)	(3,822,456)	(19,971,380)	(6,979,213)
Reversal of one legacy time charter	328,703	669,810	825,779	2,497,095
Realized gain/loss on FFAs and bunker swaps	248,245	(450,972)	339,160	(450,972)
TCE revenue	36,172,684	20,976,604	99,195,033	49,821,658

Owned available days	4,177	3,700	11,619	11,547
TCE	$8,660	$5,669	$8,537	$4,315

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days, which the Company has recently updated and reflected in the table above in this press release to better reflect the way management views the business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Friday, November 3, 2017, to discuss the third quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 8293919. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:30 PM ET on November 3, 2017 until 10:30 AM ET on November 10, 2017. To access the replay, call 1 855-859-2056 in the U.S., or 404-537-3406 outside of the U.S., and reference passcode 8293919.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.
 Contact:

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100

Investor Relations / Media:
Jonathan Morgan
Alex Hinson
Perry Street Communications, New York
Tel. +1 212-741-0014
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Source: Eagle Bulk Shipping Inc.